Exhibit 99.2
Phelps Dodge International
Appendix 99.2 — PDIC Unaudited Combined Financial Statements as of September 30, 2007 including the period March 20, 2007 through September 30, 2007.

Phelps Dodge International
Combined Balance Sheet
September 30, 2007
Unaudited; dollars in millions

Assets
Current assets:
Cash and cash equivalents	$91.1
Accounts receivable, less allowance for doubtful accounts of $0.6	272.9
Inventories	249.3
Prepaid expenses and other current assets	15.4
Supplies	8.4
Deferred income taxes	0.9

Total current assets	638.0

Property, plant and equipment, net	203.6
Intangible assets, net	170.5
Goodwill	180.8
Investments and long-term receivables	12.2
Deferred income taxes	—
Other assets and deferred charges, net	0.1

Total assets	$1,205.2

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$294.0
Short-term debt	69.4
Current deferred income taxes	3.0
Short-term debt due to related parties	2.2
Current portion of long-term debt	0.1

Total current liabilities	368.7

Deferred income taxes	67.0
Long-term debt	1.5
Pension and postemployment and other liabilities	11.5
Other liabilities and deferred credits	3.0

Total liabilities	451.7

Commitments and contingencies
Minority interests	37.2

Shareholders’ equity:
Capital stock and capital contribution	667.1
Retained earnings	36.3
Accumulated other comprehensive income	12.9

Total shareholders’ equity	716.3

Total liabilities and shareholders’ equity	$1,205.2

The accompanying notes are an integral part of these combined financial statements

Phelps Dodge International
Combined Statement of Income
For the period March 20, 2007 through September 30, 2007
Unaudited; dollars in millions

Sales and other operating revenues
Unaffiliated customers	$797.1
Related parties	0.8

797.9

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	697.6
Depreciation and amortization	18.1
Selling and general administrative expenses	12.0
Research and development expense	0.1

727.8

Operating income	70.1
Interest expense	(4.7)
Interest expense to related parties	(0.3)
Miscellaneous income and expense, net	7.5

Income before taxes, minority interests in the entities of the Combined Group and equity in net earnings of affiliated companies	72.6
Provision for taxes on income	(27.1)
Minority interests	(10.3)
Equity in net earnings of affiliated companies	1.1

Net income	$36.3

The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
Combined Statement of Cash Flows
For the period March 20, 2007 through September 30, 2007
Unaudited; dollars in millions

Cash flows from operating activities:
Net income	$36.3
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	18.1
Deferred income taxes	(10.8)
Equity earnings in affiliated companies	(1.1)
Minority interests in entities of the Combined Group	10.3
Gain on sale of fixed assets	(0.3)
Changes in current assets and liabilities:
Accounts receivable	(33.8)
Inventories	(30.1)
Supplies	(1.0)
Prepaid expenses and current taxes	(1.7)
Current deferred tax asset	—
Accounts payable	31.4
Accrued interest	(0.4)
Accrued income taxes	13.0
Other accrued expenses	4.5
Other, net	(3.1)

Net cash (used in) provided by operating activities	31.3

Cash flows from investing activities:
Capital expenditures	(13.6)
Investment in subsidiaries and other	(34.8)
Dividends received from affiliated companies	2.1
Proceeds from asset dispositions	4.4

Net cash used in investing activities	(41.9)

Cash flows from financing activities:
Payment of debt to related parties	(17.5)
Contribution from parent, net	20.7
Proceeds from issuance of debt	21.0
Payment of debt	(0.1)
Minority interest dividends	(3.1)

Net cash provided by (used in) financing activities	21.0

Effect of exchange rate changes on cash and cash equivalents	4.6

Net (decrease) increase in cash and cash equivalents	15.0
Cash and cash equivalents at beginning of period	76.1

Cash and cash equivalents at end of period	$91.1

The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
Notes to Combined Financial Statements
1.	Background and Basis of Presentation

General

Phelps Dodge International is an operating division of Phelps Dodge Wire & Cable Group (PDWC). PDWC is a business unit of Phelps Dodge Corporation (PDC). The combined financial statements include the following entities: Phelps Dodge Brasil, Ltda. (PD Brazil); Cobre Cerrillos S.A. (Cocesa); Phelps Dodge Suzhou Holdings, Inc.; CONDUCEN S.A.; Cables Electricos Ecuatorianos, C.A. (Cablec); Conductores Electricos de Central America, S.A. (Conelca); Electroconductores de Honduras, S.A. de C.V. (Ecohsa); Keystone Electric Wire and Cable Company Limited (equity investee); Phelps Dodge Enfield Corporation; Alambres y Cables de Panama, S.A. (Alcap); Cahosa, S.A.; Phelps Dodge Philippines, Inc. (equity investee); YA Holdings, Inc.; Phelps Dodge National Cables Corporation; Phelps Dodge International Corporation; Alambres y Cables Venezolanos, C.A. (Alcave); Phelps Dodge Africa Cable Corporation (Africa Cable); and their subsidiaries (the Combined Group or the Company). The Company manufactures energy cables for international markets and manufactures products in factories located in nine countries, including facilities for continuous-cast copper rod and continuous-cast aluminum rod.

Effective March 19, 2007, Freeport-McMoRan Copper & Gold Inc. (FCX) acquired PDC, which is now a wholly owned subsidiary of FCX. Accordingly, as more fully explained in Note 3, the accompanying combined financial statements reflect the application of purchase accounting, including the recording of the Company’s assets acquired and liabilities assumed at their estimated fair values as of the acquisition date.

On September 12, 2007, FCX announced that it had entered an agreement to sell the Company to General Cable Corporation for $735 million, subject to adjustments. This transaction was completed on October 31, 2007.

During the third quarter of 2007, PDC acquired minority shareholders’ interests in the following entities included in the Combined Group:

	Minority
	Shareholders’	Purchase
Description of entity	Interests Acquired	Price
CONDUCEN, S.A.	19.55%	$25.5
Electroconductores de Honduras, S.A. de C.V. (Ecohsa)	39.16%	8.4
Cahosa, S.A.	21.92%	0.5
Alambres y Cables de Panama, S.A. de C.V. (Alcap)	21.92%	0.4

Total		$34.8

The accompanying combined financial statements reflect the financial position, results of operations, cash flows and changes in shareholders’ equity of the Company for the period March 20, 2007 (the first day following the acquisition of PDC by FCX) through September 30, 2007. However, such combined financial statements may not necessarily reflect the Company’s financial position, results of operations and cash flows had the Company been a stand-alone company during the period presented. For purposes of these financial statements, the term “related parties” refers to PDC and its affiliates.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
1.	Background and Basis of Presentation (Continued)

PDC Allocations

All allocations and estimates in the combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Company had been operating on a stand-alone basis, separate of PDC. PDC allocations include the following:

Information Systems Technology

PDC manages information systems technology (IST) on an overall U.S basis. In addition to costs incurred at the local operating level, PDC charges IST costs to its subsidiaries on the basis of a pre-determined proportion of overall department costs based on usage. PDC charged the Company $0.4 million during the period March 20, 2007, to September 30, 2007.

General Corporate Overhead

PDC provides the Company with treasury, tax, legal, internal audit and human resources services, as well as administrative support. PDC estimates that a reasonable allocation of such costs, based on apportionments relative to appropriate transaction volumes or numbers of employees, would approximate $0.3 million, which the Company has recorded in selling and general administrative expenses for the period March 20, 2007, to September 30, 2007.

Insurance Risks

FCX manages general and specific hazard and operational risks on a global basis, including workers’ compensation (except in those states or countries in which, by law, compensation for work-related injury is directed by a governmental agency). Generally, FCX retains risk of loss (through the use of self-insurance, deductibles, and captive insurers) that are reasonably predictable and that do not threaten the financial stability of the Corporation. Insurance is procured for those risks that exceed the ability of the Corporation to fund or absorb within its available working capital, or for which there is little financial benefit in self-insuring. Also, in some countries, certain insurance coverage for foreign operations may be placed locally.

FCX charges the cost of insuring these risks to its operating units. Those costs include insurance premiums, self-insurance reserves, risk financing fees and taxes, and program servicing costs. Independent actuaries are engaged to assure the adequacy of self-insurance reserves for general liability, workers’ compensation liabilities and auto liabilities. Such reserves are established through intercompany charges to the operating units and retained in FCX’s accounts. Operating unit charges are based on relevant factors typically used in the insurance industry to establish insurance rates.

The accompanying Combined Statement of Income includes an allocation of the costs from FCX for insuring general and specific hazard and operational risks on a global basis, including workers’ compensation. During the period March 20, 2007, to September 30, 2007, PDC charged the Company $0.6 million. However, the accompanying financial statements do not reflect any liability assumed for such losses.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
1.	Background and Basis of Presentation (Continued)

Employee Benefits

Some entities within the Company administer certain pension and other employee benefit plans directly. In addition, some employees participate in certain pension and other employee benefit plans sponsored by PDC. For those employees (primarily salaried personnel in the United States (U.S.) and certain of those at international locations), separate plan information is not available as PDC manages its plans on a consolidated basis. Therefore, the Company’s annual pension and other benefit costs reflected in the accompanying combined financial statements include an allocation of PDC’s annual plan costs based on estimated plan assets and other factors being equal to a proportional share of plan obligations incurred by PDC for employees of the Company.

(See Note 9 for a discussion of employee benefit plans.) However, an allocation of the assets and liabilities relating to PDC’s domestic pension plans has not been reflected in these combined financial statements.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements include the accounts of the Combined Group and its majority-owned subsidiaries. The ownership interests of minority participants are recorded as “Minority interests.” All significant intercompany balances and transactions within the Company have been eliminated.

Management’s Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to fair value adjustments to reflect the value of assets acquired and liabilities assumed by FCX in its acquisition of PDC; useful asset lives for depreciation and amortization; post-employment, postretirement and other employee benefit liabilities; allowance for doubtful accounts; valuation allowance for deferred tax assets; reserves for contingencies and litigation; and fair value of financial instruments. Management bases its estimates on the Company’s historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Foreign Currency Translation

The Company’s foreign entities primarily utilize the relevant local currency as their functional currency. Accordingly, the assets and liabilities of these entities are translated at exchange rates in effect at the end of the period, while revenues and expenses are translated at average rates in effect for the period. The related translation gains or losses are included in accumulated other comprehensive loss within shareholders’ equity.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
2.	Summary of Significant Accounting Policies (Continued)

For Ecuador, Honduras, Venezuela and Zambia operations, transactions are predominately in U.S. dollars. Monetary assets and liabilities are translated at current exchange rates, and fixed assets and other non-monetary assets and liabilities are translated at historical rates. Gains and losses resulting from translation of the above-mentioned operations’ financial statements are included in operating results, as are gains and losses incurred on foreign currency transactions.

Statement of Cash Flows

For the purpose of preparing the Combined Statement of Cash Flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories acquired in connection with the acquisition of PDC by FCX were valued using estimated cash flows based on estimated selling prices less selling and completion costs and a reasonable profit allowance (see Note 3).

Substantially all inventories are valued using the average cost method. Costs include raw materials, direct and indirect production costs, and depreciation. General and administrative costs for division and corporate offices are not included in inventory values.

Cost for substantially all supplies is determined on the basis of average actual cost or most current actual cost depending on location. Supplies are analyzed periodically, and a provision is made for items considered to be obsolete or slow moving.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Cost of significant assets includes fair values assigned as part of the acquisition of PDC by FCX (see Note 3) and capitalized interest incurred during the construction and development period. Expenditures for replacements and betterments are capitalized. The Company’s policy for repair and maintenance costs incurred in connection with periodic, planned, major maintenance activities is to charge such costs to operations when incurred. Gains or losses resulting from sales or disposals of fixed assets are recorded in the Combined Statement of Income when realized.

Property, plant and equipment are depreciated using the straight-line method over the estimated lives of three to five years for office and transportation equipment; 10 years for general machinery, equipment, and furniture and fixtures; 20-40 years for buildings, or the estimated life of the operation, if shorter.

Intangible Assets

Intangible assets include values assigned to customer relationships, trade names and tolling contracts as valued on March 19, 2007, when FCX acquired PDC (see Note 3). Customer relationships and favorable tolling contract terms are amortized over the projected periods benefited, which range from a month to eight years. Trade names have indefinite useful lives and are not amortized.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
2.	Summary of Significant Accounting Policies (Continued)

Goodwill

Goodwill has an indefinite useful life and is not amortized, but rather tested at least annually for impairment, unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of a related reporting unit below its carrying amount. Goodwill resulted from the FCX acquisition of PDC on March 19, 2007 (see Note 3), and from the acquired minority shareholders’ interests in the third quarter of 2007. No impairment test has occurred or is warranted as of September 30, 2007.

Impairments

The Company evaluates long-term assets other than goodwill for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Identifiable intangible assets with indefinite useful lives are evaluated at least annually for impairment. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life to measure whether the assets are recoverable and measures any impairment by reference to fair value. Fair value is generally estimated using the Company’s expectation of discounted net cash flows. Long-term assets to be disposed of are carried at the lower of cost or fair value less the costs of disposal. No impairment test has occurred or was warranted from the period from March 20, 2007, through September 30, 2007.

Revenue Recognition

The Company sells its products pursuant to customer orders or sales contracts entered into with its customers. Revenue is recognized when title and risk of loss pass to the customer and when collectibility is reasonably assured. The passing of title and risk of loss to the customer are based on terms of the customer orders or sales contract, generally upon shipment of product. Product pricing is based upon prevailing market prices. The Company issues rebates to customers who obtain a specified level of volume purchased. Rebates and cash discounts are recorded based on expected sales volumes as a reduction to sales and other operating revenues and totaled approximately $18.9 million for the period March 20, 2007, to September 30, 2007.

Shipping and Handling Fees and Costs

Amounts billed to customers for shipping and handling are included in sales and other operating revenues. Amounts incurred for shipping and handling are included in costs of products sold.

Hedging Programs

The Company does not purchase, hold or sell derivative financial instruments unless it has an existing asset or obligation or anticipates a future activity that is likely to occur that will result in exposing the Company to market risk. Derivative financial instruments are used to manage well-defined commodity price and foreign exchange risks from the Company’s primary business activities. For a discussion on why the Company uses derivative financial instruments, derivative positions at September 30, 2007, and related financial results, refer to Note 10, Derivative Financial Instruments and Fair Value of Financial Instruments.

The Company recognizes all derivative financial instruments as assets and liabilities and measures them at fair value. Changes in the fair value of derivatives that are economic hedges are recognized currently in earnings.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
2.	Summary of Significant Accounting Policies (Continued)

Income Taxes

PDWC’s domestic subsidiaries have been included in PDC’s consolidated U.S. federal income tax returns as well as certain of PDC’s consolidated state income tax returns. The Company’s foreign entities file separate income tax returns with the applicable foreign taxing authorities. The provision for income taxes in the accompanying Combined Statement of Income has been calculated on a separate company basis for the Company.

The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes,” for accounting and reporting income taxes. Changes in tax rates and laws are reflected in operations in the period such changes are enacted. Balance sheet classification of deferred income taxes is determined by the balance sheet classification of the related asset or liability. In addition to charging income for taxes actually paid or payable, the provision for income taxes reflects deferred income taxes resulting from changes in temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided for any deferred tax assets for which realization is unlikely. The effect on deferred income taxes of a change in tax rates and laws is recognized in income in the period that such changes are enacted.

Pension, Postretirement and Post-employment Plans

The Company’s domestic employees as well as certain of its foreign employees participate in certain of PDC’s defined benefit pension plans. Additionally, the Company sponsors a defined benefit pension plan at its Thailand subsidiary. The applicable plan design determines the manner in which the benefits are calculated for any particular group of employees. With respect to certain of these plans, the benefits are calculated based on final average monthly compensation and years of service. In the case of other plans, the benefits are calculated based on a fixed amount for each year of service. PDC’s and the Company’s respective funding policies provide that contributions to the pension trusts shall be at least equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 for U.S. plans or, in the case of its foreign subsidiary, the minimum legal requirements in the particular country. Additional contributions also may be made from time to time.

The Company participates in postretirement health care and life insurance benefit plans sponsored by PDC covering most of PDC’s U.S. employees and, in some cases, employees of foreign subsidiaries. Postretirement benefits vary among plans, many of which require contributions from employees. The benefits are generally accounted for on an accrual basis, and the funding policy provides that contributions shall be at least equal to the cash basis obligation. Additional contributions may also be made from time to time.

The Company also participates in certain post-employment benefit plans sponsored by PDC covering most of PDC’s U.S. employees and, in some cases, employees of foreign subsidiaries. The benefit plans may provide long-term disability income, health care, life insurance, continuation of health and life insurance coverage for disabled employees or other welfare benefits. Additionally, certain foreign subsidiaries accrue for the cost of terminating employees pursuant to local legal requirements. The Company accounts for these benefits on an accrual basis and its funding policy provides that contributions shall be at least equal to its cash obligation. Additional contributions may also be made from time to time.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
2.	Summary of Significant Accounting Policies (Continued)

New Accounting Standards

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 did not have a material impact on the financial statements of the Company.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. generally accepted accounting principles (GAAP) and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on its financial reporting and disclosures.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities – Including an amendment of FASB No. 115,” which permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective for fiscal years beginning after November 15, 2007, with early adoption allowed. The Company has not yet determined the impact, if any, that adopting this standard might have on its financial statements.

3.	Acquisition of PDC

On March 19, 2007, FCX purchased PDC for approximately $26 billion, which was funded through a combination of common shares issued, borrowings under a senior credit facility, proceeds from the offering of senior notes and available cash resources. The acquisition has been accounted for under the purchase method of accounting as required by SFAS No. 141, “Business Combinations.” In accordance with the purchase method of accounting, the purchase price paid was determined at the date of the public announcement of the transaction and has been allocated to the assets acquired and liabilities assumed, including those of the Company, based upon their estimated fair values on the closing date of March 19, 2007. The estimated fair values reflected in these combined financial statements were based on preliminary estimates and are subject to change as FCX completes its analysis. In valuing acquired assets and assumed liabilities, fair values have been based on, but not limited to quoted market prices, where available; expected future cash flows; current replacement cost for similar capacity for certain fixed assets; market rate assumptions for contractual obligations; and appropriate discount rates and growth rates. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
3.	Acquisition of PDC (Continued)

Of the approximate $26 billion purchase price, approximately $646 million has been allocated to the Company to reflect the estimated fair values of the assets acquired and liabilities assumed at March 19, 2007. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited combined financial statements based on FCX’s estimates. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. This final valuation will be based on the actual tangible and identifiable intangible assets that existed as of the closing date of the transaction. Any final adjustment will change the allocations of the purchase price, which could affect the fair value assigned to the Company’s assets acquired and liabilities assumed and could result in a change to the amortization of tangible and identifiable intangible assets. Following is a summary of the preliminary purchase price allocation as of September 30, 2007:

			Estimated
	Historical	Fair Value	Fair
	Balances	Adjustments	Values
Cash and cash equivalents	$76.1	$—	$76.1
Accounts receivable	221.1	1.4	222.5
Inventories[a]	177.1	40.8	217.9
Property, plant and equipment	100.9	100.0	200.9
Intangibles	0.1	176.9	177.0
Other assets	56.2	(13.4)	42.8
Allocation to goodwill	—	160.0	160.0

Total assets	631.5	465.7	1,097.2
Accounts payable and accrued liabilities	230.6	0.2	230.8
Debt (current and long-term)	64.7		64.7
Deferred income taxes (current and long-term)[b]	1.4	98.1	99.5
Other liabilities	15.6	0.2	15.8
Minority interests	40.0		40.0

Total	$279.2	$367.2	$646.4

a.	Inventories were valued using estimated discounted cash flows based on estimated selling prices less selling and completion costs and a reasonable profit allowance.

b.	Deferred income taxes have been recognized based on the estimated fair value adjustments to net assets.
FCX has not identified any material pre-acquisition contingencies.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
4.	Supplementary Financial Information

The following tables summarize supplementary balance sheet information as of September 30, 2007:

Inventories
Metals and other raw materials	$141.8
Work in process	14.1
Finished manufactured products	93.4

$249.3

Property, plant and equipment, net
Buildings, machinery and equipment	$186.0
Land	35.6

Total property, plant and equipment	221.6
Accumulated depreciation	(18.0)

$203.6

Accounts payable and accrued expenses
Trade payables	$225.5
Accrued income taxes	30.2
Salaries, wages and other compensation	5.6
Other accrued taxes	2.6
Accrued freight	1.6
Pension and postretirement	1.2
Accrued interest	1.1
Other	26.2

$294.0

The following table summarizes supplementary cash flow information for the period March 20, 2007, to September 30, 2007:

Interest payments	$3.8
Tax payments, net of refunds	$19.6
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
5.	Miscellaneous Income and Expense, Net

The following table summarizes miscellaneous income and expense, net for the period March 20, 2007, to September 30, 2007:

Foreign currency exchange gain	$5.1
Interest income	1.1
Dividend income	0.9
Other	0.4

$7.5

6.	Investments and Long-Term Receivables

Investments and long-term receivables at September 30, 2007, follow:

Equity-basis investments:
Phelps Dodge Philippines — Philippines (40%)	$5.3
Keystone Electric Wire and Cable — Hong Kong (20%)	2.1
PDTL Trading Company — Thailand (49%)	1.8
Colada Continua Chilena — Chile (41%)	1.6
Thai Copper Rod — Thailand (25%)	0.9
Notes and other receivables	0.5

$12.2

Equity earnings of affiliated companies for the period March 20, 2007, to September 30, 2007, were $1.1 million. Dividends received for the period March 20, 2007, to September 30, 2007, were $2.1 million.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
7.	Income Taxes

Income tax expense in these combined financial statements has been calculated on a separate tax return basis for the Company.

Geographic sources of income before taxes, minority interests in entities of the Combined Group and equity in net earnings of affiliated companies during the period March 20, 2007, to September 30, 2007, follows:

United States	$13.0
Foreign	59.6

$72.6

The provision (benefit) for taxes on income for the period March 20, 2007, to September 30, 2007, follows:

Current:
Federal	$5.9
State	1.2
Foreign	30.8

37.9

Deferred:
Foreign	(10.8)

(10.8)

$27.1

The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
7.	Income Taxes (Continued)

A reconciliation of the U.S. federal statutory tax rate to the effective tax rate for the period March 20, 2007, to September 30, 2007, follows:

Expense (benefit)

U.S. federal statutory tax rate	35.0%
State and local income taxes	1.0
Effective international tax rate	1.4

37.4%

The Company has Brazilian net operating loss carryforwards of approximately $12.4 million that do not expire. The Brazilian net operating loss carryforwards can only be used to offset 30 percent of taxable income in any given year.
PDC’s consolidated U.S. federal income tax returns for the years 2003, 2004 and 2005 are currently under examination by the Internal Revenue Service. No significant issues have been raised with respect to the current audit.
Deferred income tax assets (liabilities) comprised the following at September 30, 2007:

Accrued liabilities	$9.1
Net operating loss carryforwards	4.2
Goodwill	2.6

Deferred tax assets	15.9
Valuation allowance	(0.9)

Net deferred tax assets	15.0

Depreciation and amortization	(77.2)
Inventories	(6.9)

Deferred tax liabilities	(84.1)

$(69.1)

Income taxes have not been provided on the Company’s share of undistributed earnings of approximately $155.6 million at September 30, 2007, for international manufacturing interests over which the Company has sufficient influence to control the distribution of such earnings. The Company has determined that such earnings have been reinvested indefinitely. These earnings could become subject to additional tax if they were remitted as dividends, if foreign earnings were lent to any of the Company’s U.S. entities, or if stock in the entities were sold. It is estimated that repatriation of these foreign earnings would generate additional foreign withholding tax of approximately $18.0 million.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
8.	Debt

Short-term borrowings were $69.4 million at September 30, 2007. The weighted average interest rate on the short-term debt at September 30, 2007 was 5.90 percent. All of the Company’s short-term debt is incurred at its international locations.

Long-term debt at September 30, 2007, is summarized below:

Long-term debt, interest at 6-month LIBOR plus 2.34% (7.4725% at September 30, 2007), interest due semi-annually, principal due in full June 2009	$1.5

9.	Employee Benefit Plans

Pension Plans

The Company’s and PDC’s pension and retirement plans for salaried employees cover substantially all U.S. employees and certain employees of the Company’s international subsidiaries. Benefits are based on years of service and depending on the plan, either a final average salary or a fixed amount for each year of service. Participants generally vest in their benefits after five years of service.

For those personnel who participate in PDC’s pension plans, separate information is not readily available as PDC manages such plans on a consolidated basis. Therefore, the Company’s annual pension costs reflected in these combined financial statements represent an allocation of PDC’s pension plan annual costs (based on estimated plan assets being equal to a proportional share of plan obligations incurred by PDC for employees of the Company) and may not necessarily be indicative of amounts had the Company operated autonomously.

PDC’s pension plans were valued between December 1, 2006, and January 1, 2007. The majority of plan assets are invested in a diversified portfolio of stocks, bonds and cash or cash equivalents. A small portion of the plans’ assets is invested in pooled real estate and other private corporate investment funds.

The Company also provides various other pension benefits related to its Thailand subsidiary under a plan which is government mandated. In this foreign plan, the accumulated benefit obligations exceed the plan assets (underfunded plan). The following table presents the obligation of the foreign plan at September 30, 2007:

Projected benefit obligation	$5.3
Accumulated benefit obligation	$3.0
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
9.	Employee Benefit Plans (Continued)

The following table presents the change in benefit obligation, change in plan assets and the funded status of the foreign pension plan at September 30, 2007:

Change in benefit obligation:
Benefit obligation at March 19, 2007	$4.9
Services cost – benefits earned during the period	0.2
Interest cost on benefit obligation	0.2
Benefits paid	(0.1)
Currency translation adjustment and other	0.1

Benefit obligation at September 30, 2007	$5.3

Change in plan assets:
Fair value of plan assets at March 19, 2007	$—
Employer contributions	0.1
Benefits paid	(0.1)

Fair value of plan assets at September 30, 2007	$—

Funded status	$(5.3)

Assumptions at September 30, 2007:
Discount rate	6.0%
Rate of increase in salary levels	6.0%
At September 30, 2007, the amounts recognized in the balance sheet consist of:

Accounts payable and accrued expenses (current liabilities)	$0.2
Other liabilities and deferred credits (noncurrent liabilities)	5.1

$5.3

The following table presents the listed components of net periodic benefit cost for the period March 20, 2007, to September 30, 2007, for the Company’s Thailand subsidiary:

Net periodic benefit cost:
Service cost – benefits earned during the period	$0.2
Interest cost on benefit obligation	0.2

Net periodic benefit cost	$0.4

Assumptions at the beginning of period:
Discount rate	6.0%
Rate of increase in salary levels	6.0%
Postretirement Benefits
The Company’s U.S. employees participate in postretirement medical and life insurance benefit plans administered by PDC. These plans provide medical insurance benefits for many employees retiring from active service. In January 2005, PDC announced its decision to eliminate retiree life insurance coverage for all active salaried and hourly non-bargained employees who retire on or after January 1, 2006.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
9.	Employee Benefit Plans (Continued)

Life insurance benefits for retirees also are available pursuant to the terms of certain collective bargaining agreements. The majority of the premiums of such life insurance benefits were paid out of a previously established life insurance funding arrangement (LIFA) maintained by an insurance company. Beginning February 1, 2005, new employees hired or rehired by the Company will not be eligible to receive retiree medical coverage, unless otherwise provided pursuant to the terms of a collective bargaining agreement.

Separate information is not readily available for all the plans as PDC manages some of the plans on a consolidated basis. Therefore, the Company’s annual postretirement costs reflected in the Combined Statement of Income include an allocation of the PDC plans’ annual costs (based on a proportional share of plan obligations incurred by PDC for employees of the Company) and may not necessarily be indicative of amounts that would have been incurred had the Company operated autonomously or as an entity separate of PDC.

Postemployment Benefits

The Company has mandatory severance benefit plans primarily in Chile, Costa Rica, Zambia, Venezuela and Ecuador. The accumulated postemployment benefit obligation at September 30, 2007, consisted of a current portion of $1.0 million (included in accounts payable and accrued expenses) and a long-term portion of $6.4 million (included in pension and postemployment liabilities).

Savings Plan

The Company’s U.S. employees are eligible to participate in a savings plan sponsored by PDC. The plans allow employees to contribute a portion of their pre-tax income in accordance with specified guidelines. The principal savings plan is a qualified 401(k) plan for all U.S. salaried and non-bargained hourly employees. In this plan, participants exercise control and direct the investment of their contributions and account balances among a broad range of investment options. Participants may also direct their contributions into a brokerage option through which they can invest in stocks, bonds and mutual funds. Participants, with the exception of certain officers and other insiders, may change investment direction or transfer existing balances at any time without restriction. PDC matches a percentage of employee pre-tax deferral contributions up to certain limits.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
10.	Derivative Financial Instruments and Fair Values of Financial Instruments

The Company does not purchase, hold or sell derivative contracts unless it has an existing asset, obligation or anticipates a future activity that is likely to occur and will result in exposing the Company to market risk. The Company does not enter into contracts for speculative purposes. The Company will use various strategies to manage market risk, including the use of derivative contracts to limit, offset or reduce market exposure. Derivative instruments are used to manage well-defined base metal and foreign exchange risks from the Company’s primary business activities. The fair values of the Company’s derivative instruments are based on valuations by third parties, purchased derivative pricing models or widely published market closing prices at September 30, 2007. A summary of the derivative instruments used by the Company follows.

Foreign Currency Hedging

The Combined Group transacts business in many countries and several foreign currencies. Consequently, the Company enters into various forward exchange contracts to manage its exposure against adverse changes in foreign exchange rates. In the process of protecting its transactions, the Company may use a number of offsetting currency contracts. Because of the nature of the hedge settlement process, the net hedge value rather than the sum of the face value of outstanding contracts is a more accurate measure of market risk from the use of such contracts.

At September 30, 2007, the Company had economic forward exchange contracts in place totaling $8.0 million maturing through November 2007. Hedge gains or losses from these contracts are recognized in cost of products sold. The Company did not have any significant unrealized gains or losses during the period March 20, 2007, to September 30, 2007.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
10.	Derivative Financial Instruments and Fair Values of Financial Instruments (Continued)

Metal Purchase Hedging

The Company may enter into metal (aluminum, copper and lead) swap contracts to hedge its exposure on fixed-price sales contracts to allow it to lock in the cost of the metal used in cable sold to customers at fixed prices. These swap contracts are generally settled during the month of finished product shipment and result in a net London Metal Exchange (LME) metal price consistent with that agreed with the Company’s customers. Hedge gains or losses from the swap contracts are recognized in cost of products sold.

At September 30, 2007, the Company had approximately 57 million pounds of swap contracts in place maturing through September 2009 with a fair value of $7.8 million. During the period March 20, 2007, to September 30, 2007, the Company recognized $7.5 million as a reduction to cost of products sold related to these economic hedges.

Fair Values of Financial Instruments

The fair values of the Company’s financial instruments are believed to be similar to the carrying amounts on the Combined Balance Sheet because of their generally short-term nature.

Credit Risk

The Company is exposed to credit loss in cases when the financial institutions in which it has entered into derivative transactions are unable to pay when funds are owed. To minimize the risk of such losses, FCX only uses highly rated financial institutions that meet certain requirements. FCX also periodically reviews the credit worthiness of these institutions to ensure that they are maintaining their ratings. The Company does not anticipate that any of the financial institutions that FCX or it has dealt with will default on their obligations.

11.	Commitments

The Company leases land, buildings and equipment under long-term agreements. Rental expense under operating leases was $1.9 million for the period March 20, 2007, to September 30, 2007. The following table shows the future minimum lease payments due under non-cancelable operating leases at September 30, 2007:

Year 1	$1.6
Year 2	1.4
Year 3	1.2
Year 4	0.3

$4.5

At September 30, 2007, the Company’s future sub-lease income is $0.3 million in year one, $0.4 million in year two, $0.3 million in year three, and $0.1 million in year four.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
12.	Contingencies

In the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to environmental and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters as of September 30, 2007. While these matters could affect the future operating results, the Company believes that after final disposition, any monetary liability or financial impact to the Company beyond that provided for at September 30, 2007, would not be material to the combined financial statements.

Standby Letters of Credit, Guarantees and Surety Bonds

The following table summarizes commercial commitments at September 30, 2007:

Standby letters of credit	$55.0
Sales performance guarantees	67.2
Asset pledges	60.6
Surety bonds	9.0
Other guarantees	3.6

$195.4

Standby letters of credit were issued primarily in support of copper cathode commitments or obligations. Sales performance guarantees were primarily at the Company’s Thailand subsidiary. Such guarantees are required by key customers, mainly large utilities and certain contractors, for the performance of the Company’s products over a stipulated period after installation of these products. Asset pledges were primarily at the Company’s Zambia subsidiary, which pledged its assets to support its various banking and credit facilities.
Labor Unions
The Company currently has labor agreements covering most of its international manufacturing plants. The Company employed approximately 2,900 people. Below is a list of the operations that have employees who are represented by unions, along with the approximate number of employees represented and the expiration date of the applicable union agreements.

		Number of
	Number	Union-
	of	Represented	Expiration
	Unions	Employees	Date
Luanshya, Zambia	1	72	Jun-09
Poços de Caldas and Sâo Paulo, Brazil	2	521	Aug-08 & Oct-08
Valencia, Venezuela	1	380	Jul-09
Santiago, Chile	2	233	Sept-10
Legal Proceedings
From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. The Company believes that there is no litigation pending that should have, individually or in the aggregate, a material adverse effect on its financial position or results of operations.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
13.	Related Party Transactions

The Company sells certain products to the mining business of PDC. Sales of these products are at the same prices charged to third-party customers and totaled $0.8 million for the period March 20, 2007, to September 30, 2007.

As of September 30, 2007, the Company had accounts payable due to related parties of $2.2 million for products purchased/sold between the Company and the mining business of PDC.

14.	Business Segment Data

The Company produces engineered products principally for the global energy sector. Its operations are characterized by products with internationally competitive costs and quality, and specialized engineering capabilities. Its factories, which are located in nine countries, manufacture energy cables for international markets. The Company has six reportable segments. The reportable segments correspond with the Company’s organizational and management reporting structure.

Unallocated corporate overhead costs, sales office costs, minor investments, dividend income, U.S. taxes, intercompany eliminations, goodwill, corporate headquarter assets and intercompany accounts are included in Corporate, Other & Eliminations in the segment data presented below.

The following tables provide a summary of financial data by geographic area for the period March 20, 2007, to September 30, 2007.

Sales and other operating revenues:

Brazil	$145.4
Zambia	100.0
Costa Rica	133.9
Venezuela	118.3
Thailand	115.6
Chile	67.4
South Africa	46.9
United States	35.4
Ecuador	17.1
China	14.4
Other	3.5

$797.9

The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
14.	Business Segment Data (Continued)

Long-lived assets at September 30, 2007:

Brazil	$67.0
Thailand	35.7
Venezuela	46.9
Chile	28.8
South Africa	11.9
Costa Rica	10.7
United States	6.1
China	4.7
Other	4.1
Goodwill	180.8

$396.7

Revenue is attributed to countries based on the origin of material sold.
The following table provides a summary of financial data by business segments for the period March 20, 2007, to September 30, 2007.

							Corporate,
			PD			Africa	Other &
	Cocesa	Conducen	Thailand	Alcave	PD Brazil	Cable	Eliminations	Total
Sales and other operating revenues:
Unaffiliated customers	$66.6	$133.9	$115.6	$118.3	$145.4	$100.0	$117.3	$797.1
Intersegment and related parties	169.2	0.4	12.2	23.4	9.6	27.3	(241.3)	0.8
Depreciation, depletion and amortization	1.7	1.5	4.6	3.5	3.9	1.3	1.6	18.1
Operating income	4.1	12.1	17.3	14.9	0.6	2.6	18.5	70.1
Interest income	—	0.1	0.1	—	0.4	0.1	0.4	1.1
Interest expense (including related parties)	2.2	(0.1)	2.3	0.4	(0.1)	0.4	(0.1)	5.0
Provision for taxes on income	0.4	3.2	2.4	6.7	2.2	1.0	11.2	27.1
Minority interests in entities of the Combined Group	—	—	0.1	—	—	1.7	8.5	10.3
Equity in net earnings of affiliated companies	—	—	0.1	—	—	—	1.0	1.1
Equity basis investments at September 30	1.6	—	0.9	—	—	—	9.2	11.7
Assets at September 30	143.2	132.3	217.6	162.0	206.8	105.6	237.7	1,205.2
Capital expenditures	1.7	1.3	3.2	3.7	2.4	0.6	0.7	13.6

*	Goodwill has not been allocated to the business units as of September 20, 2007, rather it has been included in Corporate, Other & Eliminations
The accompanying notes are an integral part of these combined financial statements.